SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                           _________________________


                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OF 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported)  January 12, 1999

                              THE ANDERSONS, INC.
            (Exact name of registrant as specified in its charter)

                    OHIO                            34-1562374
         (State or other jurisdiction of        (I.R.S. Employer
          incorporation or organization)       Identification No.)

        480 W. Dussel Drive, Maumee, Ohio             43537
     (Address of principal executive offices)       (Zip Code)

Registrant's telephone number, including area code (419) 893-5050

Item 5:

The following press release was issued on January 12, 1999:

                                   The Andersons, Inc.
                                   480 W. Dussel Drive
                                   Maumee, Ohio 43537



AT THE COMPANY:          AT THE FINANCIAL RELATIONS BOARD:
Gary Smith               Marilyn Windsor     Lisa Fortuna
419-891-6417             312-640-6692        312-640-6779

FOR IMMEDIATE RELEASE
JANUARY 12, 1999

                   THE ANDERSONS, INC. ANNOUNCES SETTLEMENT

MAUMEE, Ohio, January 12, 1999-The Andersons, Inc. (Nasdaq: ANDE) today announced a settlement with the Commodity Futures Trading Commission (CFTC) related to its review of The Andersons' grain contracting activity.

Under the settlement, The Andersons neither admitted nor denied the CFTC's findings. At issue were two types of grain contracts that have not been offered since late in 1995.

According to Mike Anderson, president and chief executive officer of The Andersons, "The settlement was a business decision in which the time, money and distraction that would have been invested in defending our position had to be weighed against a settlement in which we neither confirm nor deny the CFTC's findings. We agreed to a settlement of $200,000. The payment will not have a material effect on our financial condition."

Anderson added, "It is good to have this review behind us. The settlement does not affect our current grain marketing program. We look forward to providing continued leadership in grain marketing services to our customers as well as providing additional services to the agricultural community."

The Andersons is a respected leader in grain merchandising. Building upon its basic business, the company has diversified into other agribusiness operations, several processing and manufacturing businesses, and general merchandise retailing. The company was founded in 1947.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risk factors set forth from time to time in the company's filings with the Securities and Exchange Commission.

  For further information regarding The Andersons free of charge via fax dial
                 1-800-PRO-INFO and enter company code "ANDE."

  The Andersons, Inc. can be reached on the Internet at www.andersonsinc.com

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 The Andersons, Inc.

Date: January 14, 1999           By: /s/Michael J. Anderson
                                 Michael J. Anderson
                                 President and Chief Executive Officer